OWC Pharmaceutical Research Corp. Enters Into a Strategic Relationship With Germany-Based mediq Innovation Experts

The Initial Objective of the Collaboration is the Introduction of OWC's Active Cannabinoid-Based Topical Psoriasis Cream to the German Market

PETACH TIKVA, Israel, May 31, 2017 - OWC Pharmaceutical Research Corp. (OTC: OWCP) and mediq Innovation Partners (mediq) are pleased to announce an agreement for the introduction of OWCP's active cannabinoid-based topical psoriasis cream to the German market.

Frankfurt, Germany-based mediq has extensive experience, knowledge and a successful track record in enabling Israel-based companies to penetrate the European markets. mediq's objectives for OWCP will consist of both scientific collaboration and most importantly the development of a commercial market for OWCP's proprietary, active cannabinoid-based topical psoriasis cream in Germany.

Commenting on the collaboration with OWCP, Jan Wende, managing director of mediq stated, "We are looking forward to initiating our efforts on behalf of OWCP in Europe, starting in our home market of Germany. Since German laws and regulations allow non-smokable forms of medical cannabis, we believe that OWCP's proprietary cannabinoid-based topical psoriasis cream is the right product at the right time. Furthermore, Germany is the largest European healthcare market and therefore offers the perfect platform to gain local evidence and roll out the concept into other European countries. Our initial focus for OWCP is on the German market, however we're excited about the long-term opportunities throughout Europe, a market with a population of over 740 million."

Alon Sinai, managing director of OWCP's wholly-owned, Israel-based subsidiary, One World Cannabis, also commented on the collaboration with mediq, "The German market is a great opportunity for OWCP. Germany, with its population of over 81 million, and a gross domestic product of over US$3.36 trillion is the largest economy in Europe. Also, potentially beneficial to OWCP is Germany's recent medical cannabis legislation, which currently limits the usage of smokable-products, and which also provides for reimbursement for medical cannabis by the country's healthcare system. mediq is a great partner for OWCP, and we're looking forward to the prospects of a long-term and mutually relationship with the company both regarding the introduction of OWCP's cannabinoid-based psoriasis cream in the German marketplace, but also for the prospects for scientific collaboration in the country."

About OWCP's Active Cannabinoid-Based Psoriasis Cream

Psoriasis is an autoimmune disease that causes red, scaly patches to appear on the skin, and can be associated with other serious health conditions, including diabetes, heart disease and depression. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the National Psoriasis Foundation, psoriasis affects 7.5 million people in the United States.

OWCP has developed a proprietary active cannabinoid-based topical cream for psoriasis management, with the objective of reducing the skin dryness of patients suffering from the disease. The Company previously reported trial results that concluded that after application of the Company's active cannabinoid-based topical cream formulation, there was up to a 70% improvement in a variety of inflammation markers directly associated with psoriasis.

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively "OWC" or the "Company") conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines.

OWCP is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWCP research is conducted at leading Israeli hospitals and scientific institutions and led by internationally renowned investigators. The Company's Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids and cannabis-based products for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks. For more information visit: http://www.owcpharma.com/

About mediq Innovation Experts

Frankfurt, Germany-based mediq Innovation Experts (mediq) has vast experience in the European healthcare market. Over the past ten years mediqhas successfully introduced disruptive technologies and services throughout the continent. The company's deep understanding of the market dynamics, regulatory, and reimbursement structures is a benefit in enabling international healthcare companies to develop European implementation strategies.

mediq's core capabilities include market assessment, strategy development, clinical validation, scientific marketing strategy, and marketing channel development. For more information visit http://innovationexperts.de.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:

Mordechai Bignitz Chairman and CEO
Email: mordechai.bignitz@owcpharma.com
Tel: +972-(0)3-770-8526